Exhibit 99.1

NEWS RELEASE

GP Strategies Decreases Real Estate Expenses as they Make a Permanent Shift to Increased Remote Work

COLUMBIA, Md., October 14, 2020 /PRNewswire/ -- Global workforce transformation solutions provider GP Strategies Corporation (NYSE: GPX) reported today that it has entered into an amendment to the lease for its headquarters facility in Columbia, Maryland that effective January 1, 2021 will reduce its space by approximately 22,000 square feet and reduce its rental expense for this office by approximately $750,000 per year. This amendment is part of a global reevaluation of real estate needs, which has resulted in strategic decisions on lease consolidations and office closures over the past year. These actions are expected to result in approximately $2.0M of annual savings in facility expenses for the Company in 2021 compared to 2020.

“We have successfully adapted how we work virtually to maintain our productivity and collaboration without any disruption to how we serve our clients,” stated Adam Stedham, Chief Executive Officer of GP Strategies. “This fresh look at our real estate footprint allowed us to take advantage of alternative workplace strategies and gain efficiencies in our facility space.”

About GP Strategies GP Strategies Corporation (NYSE: GPX) is a global workforce transformation solutions provider of training, digital learning strategies and solutions, management consulting, and engineering services. GP Strategies' solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting, and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, automotive, financial services, technology, and other commercial and government customers.

Forward Looking Statement We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2020 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

© 2020 GP Strategies Corporation. All rights reserved. GP Strategies and GP Strategies with logo design are registered trademarks of GP Strategies Corporation.
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C O N T A C T S:

    For further information:

Adam H. Stedham	Michael R. Dugan
CEO & President	Chief Financial Officer
317-366-7595	443-367-9627

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